                                                                 EXHIBIT 23.02

                  CONSENT OF KPMG LLP, INDEPENDENT ACCOUNTANTS


The Board of Directors
Niku Corporation:



We consent to the use of our report included herein dated December 17, 1999, except as to Note 9(d), which is as of January 31, 2000, and Note 9(e), which is as of February 21, 2000,relating to the consolidated balance sheets of Niku Corporation and subsidiaries as of January 31, 1999, and October 31, 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year ended January 31, 1999, and the nine months ended October 31, 1999. We also consent to the use of our firm under the headings "Selected Consolidated Financial Data" and "Experts."


                                       /s/ KPMG LLP

Mountain View, California
February 24, 2000